Master Treasury Trust
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 3/31/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2007.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/14/2006	$13,324	US Treasury Bill	4.621%	06/15/2006
09/22/2006	30,000	US Treasury Bill	4.895	09/28/2006